Contact at Winthrop Realty Trust
Carolyn Tiffany
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: ctiffany@firstwinthrop.com

FOR IMMEDIATE RELEASE
April 29, 2014

WINTHROP REALTY TRUST TO SEEK SHAREHOLDER APPROVAL
TO A PLAN OF LIQUIDATION
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Announces Securities Repurchase Plan

FOR IMMEDIATE RELEASE – BOSTON, April 29, 2014/ -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) announced today that its Board of Trustees has unanimously adopted a plan of liquidation, the implementation of which is subject to approval by the holders of a majority of Winthrop’s common shares.  If approved by shareholders, the plan will provide for an orderly liquidation of Winthrop’s assets.  Winthrop expects that its preliminary proxy statement with respect to the special meeting of shareholders at which the approval of the plan will be sought will be filed with the Securities and Exchange Commission in May with a meeting date expected to be held by not later than August of this year.

The decision to adopt the plan of liquidation followed a lengthy process in which Winthrop’s Board of Trustees explored numerous alternatives including continuing under its current or a revised business plan, acquiring through merger or otherwise the assets of another real estate company, seeking to dispose of its assets through a merger or a portfolio sale, and liquidation.  Based on a number of factors, the Board of Trustees determined that a liquidation of its assets at this time was in the best interest of Winthrop’s common shareholders.  These factors included:  (1) the relative continued disparity in Winthrop’s common share price to Winthrop’s estimated net asset value; (2) the inability to raise additional capital at prices that are accretive to existing shareholders; (3) the current strong market for real estate assets and the annual disposition limitations imposed on REITs for federal tax purposes which effectively prevent any further sales this year by Winthrop and generally restrict the number of sales by a REIT in any taxable year; (4) the resultant diminished flow of opportunistic investments that satisfy Winthrop’s investment strategy and minimum return parameters; and (5) the price level of offers and indications of interest received from third parties in acquiring Winthrop as a whole.

If the plan of liquidation is approved by the common shareholders, Winthrop will then seek to sell all of its assets with a view towards completing the liquidation within a two year period.  In order to comply with applicable tax laws, any assets of Winthrop not disposed of within such two year period would be transferred into a liquidating trust and the holders of interests in Winthrop at such time will be beneficiaries of such liquidating trust.  It is impossible at this time to determine the ultimate amount of liquidation proceeds that will actually be distributed to common shareholders or the timing of such payments but it is estimated that such amount will not be less than $13.80, the low end of Winthrop’s most recently disclosed net asset value range.  The determination of net asset value is set forth in Winthrop’s supplement financial reporting information which is available at Winthrop’s website (www.winthropreit.com) under the “Investor Relations” tab.

Although Winthrop expects that its common shares will continue to be traded on the New York Stock Exchange until its assets are either disposed of or transferred to a liquidating trust, under New York Stock Exchange rules it is possible that following the implementation of the plan of liquidation and prior to the disposition of all of the assets that the common shares could be delisted.

As required by the terms of Winthrop’s Series D Preferred Shares (NYSE:FUR-PD), at such time, if at all, as the plan of liquidation is approved by the common shareholders, dividends on Winthrop’s common shares will be suspended until the $120,500,000 liquidation preference on Winthrop’s Series D Preferred Shares is satisfied.  In addition, Winthrop currently intends to satisfy (or provide reserves to satisfy) its 7.75% Senior Notes that have an outstanding balance of $86,250,000 before resumption of dividends on its common shares.

As of March 31, 2014, Winthrop held cash and cash equivalents of $102,512,000.  In addition, Winthrop is currently under contract to sell two of its properties which, if consummated, would yield an estimated $41,000,000 of net proceeds prior to the end of the third quarter of 2014.

The Board of Trustees also approved a share repurchase plan pursuant to which Winthrop will be permitted to repurchase its Series D preferred shares and 7.75% Senior Notes due 2022, each at prices to be determined by the Board of Trustees.  The purchases of the preferred shares and the Senior Notes will be executed periodically as market and business conditions warrant on the open market, in negotiated or block trades, or under a 10b5-1 plan, which would permit shares to be repurchased when Winthrop might otherwise be precluded from doing so under insider trading laws.  The share repurchase plan does not obligate Winthrop to repurchase any dollar amount or number of preferred shares or Senior Notes, and the timing and amount of any such repurchases under the plan will depend on market conditions, preferred share or note price, corporate and regulatory requirements, capital availability and other factors, such as financial covenants and rating considerations.  The repurchase plan does not have an expiration date and may be limited or terminated at any time by the Board of Trustees without prior notice.

Winthrop’s Board of Trustees has reserved the right to terminate the plan of liquidation at any time prior to its approval by its common shareholders.

Michael L. Ashner, Winthrop’s Chairman and Chief Executive Officer said “This decision was one taken after considerable deliberation.  Simply stated, the Board of Trustees believes this is the best and most efficient means of realizing our underlying value for our shareholders.”

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About Winthrop Realty Trust

Winthrop Realty Trust, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT) focused on acquiring, owning, operating and investing in real property as well as real estate collateralized debt and REIT preferred and common stock.  For more information, please visit our web-site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.